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                                                                     EXHIBIT 4.3

                            REPTRON ELECTRONICS, INC.
                        2002 INCENTIVE STOCK OPTION PLAN

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                            REPTRON ELECTRONICS, INC.
                        2002 INCENTIVE STOCK OPTION PLAN

         1. PURPOSE. The purpose of this Stock Option Plan (the "Plan") is to further the interest of Reptron Electronics, Inc., a Florida corporation (the "Company"), its subsidiaries and its shareholders by providing incentives in the form of stock option grants to key employees who contribute materially to the success and profitability of The Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in The Company, thus enhancing their personal interest in The Company's continued success and progress. This program will also assist The Company and its subsidiaries in attracting and retaining key persons. The options granted under this Plan are intended to be incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended, and will be taxed under that Section.

         2. DEFINITIONS. The following definitions shall apply to this Plan:

                  (A) "AGREEMENT" means a written agreement entered into between The Company and a Recipient which sets out the terms and restrictions of the Option granted to the Recipient.

                  (B) "BOARD" means the board of directors of The Company.

                  (C) "CAUSE" shall exist upon any of the following:

                           (1) Any intentional misapplication by the Recipient
of The Company's funds, intended to result directly or indirectly in significant gain or personal enrichment at the expense of The Company, or any other act of dishonesty committed by the Recipient in connection with The Company's business;

                           (2) The Recipient's conviction of a crime involving
moral turpitude;

                           (3) The Recipient's non-performance or non-observance
in any material respect of any requirement with respect to the Recipient's employment; or

                           (4) Any other action by the Recipient involving
willful and deliberate malfeasance or negligence in the performance of the Recipient's duties.

                  (D) "CHANGE OF CONTROL" means any replacement of 50 percent or more of the members of the Board which follows, and is directly or indirectly a result of, any one or more of the following:

                           (1) a cash tender offer or exchange offer for the
Common Stock;

                           (2) a solicitation of proxies other than by The
Company's management or the Board;

                           (3) acquisition of beneficial ownership of shares
having 50 percent or more of the total number of votes that may be cast for the election of members of the Board by any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, for the purpose of changing control of The Company; or (iv) any merger, business combination, sale of assets or other extraordinary corporate transaction undertaken for the purpose of changing control of The Company.



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                  (E) "CODE" means the Internal Revenue Code of 1986, as
amended.

                  (F) "COMMITTEE" means the stock option committee appointed by the Board for the purpose of administering the Plan. If the Board does not appoint a stock option committee, "Committee" means the Board.

                  (G) "COMMON STOCK" means the Common Stock, par value $.01 per share of the Company or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 12 herein.

                  (H) "COMPANY" means The Company Electronics, Inc.

                  (I) "DATE OF GRANT" means the date on which the Option is granted.

                  (J) "DISPOSE OF" means pledge, hypothecate, give, assign, encumber, sell, grant an option with respect to, or otherwise transfer, to any party whether or not such party is a shareholder of the Company.

                  (K) "EMPLOYEE" means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

                  (L) "FAIR MARKET VALUE" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations ("NASDAQ") on that date or, if the Common Stock is listed on a stock exchange, the average of the high and low sale prices of the Common Stock on that date, as reported in The Wall Street Journal. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

                  (M) "INCENTIVE STOCK OPTION" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

                  (N) "OPTION" means a stock option granted pursuant to the Plan.

                  (O) "OPTION SHAREHOLDER" shall mean an Employee who has exercised his or her Option.

                  (P) "OPTION SHARES" means Shares issued upon exercise of an Option.

                  (Q) "PLAN" means this Reptron Electronics, Inc. 2002 Incentive Stock Option Plan.

                  (R) "RECIPIENT" means an Employee who receives an Option.




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                  (S) "SHARE" means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

                  (T) "SUBSIDIARY" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

         3. ADMINISTRATION. The Committee shall administer the Plan. The Committee has the exclusive power to select the Recipients of Options pursuant to the Plan, to establish the terms of the Options granted to each Recipient, and to make all other determinations necessary or advisable. The Committee has the sole discretion to determine whether the performance of an Employee warrants an Option, and to determine the size and type of the Option. The Committee has full and exclusive power to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Agreement, in the manner and to the extent it deems necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee also has the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any of the Committee's determinations shall be final and binding on all persons. A member of the Committee shall not be liable for performing any act or making any determination in good faith.

         4. SHARES SUBJECT TO PLAN. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 1,000,000. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

         5. PARTICIPANTS.

                  (A) ELIGIBLE EMPLOYEES. Each Employee, as the Committee in its sole discretion designates, is eligible to participate in this Plan. The Committee's award of an Option to a participant in any year does not require the Committee to award an Option to that participant in any other year. Furthermore, the Committee may award different Options to different participants and has full discretion to choose whether to grant Options to any eligible participant. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Options, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective participant to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective participant's other compensation. Participants may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested.

                  (B) NO RIGHT OF EMPLOYMENT. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any participant.

         6. OPTION REQUIREMENTS. Each Option granted to an Employee under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to an Employee will satisfy the following requirements:




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                  (A) WRITTEN AGREEMENT. Each Option granted to an Employee will be evidenced by an Agreement. The terms of the Agreement need not be identical for different participants. The Agreement shall include a description of the substance of each of the requirements in this Section with respect to that particular Option.

                  (B) NUMBER OF SHARES. Each Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

                  (C) EXERCISE PRICE. Except as provided in Section 6(l), the exercise price of each Share subject to an Option shall equal the exercise price designated by the Committee, but shall not be less than the Fair Market Value of the Share on the Option's Date of Grant.

                  (D) DURATION OF OPTION. Except as provided in Section 6(l), each Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Option at grant. If the Recipient's employment with the Company terminates before the expiration date of an Option, the Options owned by the Recipient shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section. Furthermore, expiration of an Option may be accelerated under subsection (j) below.

                  (E) VESTING OF OPTION. Each Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any option at any time.

                  (F) DEATH. In the case of the death of a Recipient, the Option shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date on the Date of Grant, or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period following the Recipient's death and prior to the expiration of the Option, the Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 12 herein.

                  (G) DISABILITY. In the case of the total and permanent disability of a Recipient and a resulting termination of employment with the Company, the Option shall expire on the one-year anniversary date of the Recipient's last day of employment, or, if earlier, the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment. During the period following the Recipient's termination of employment by reason of disability and prior to the expiration of the Option, the Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 12 herein.

                  (H) RETIREMENT. If the Recipient's employment terminates by reason of normal retirement under the Company's normal retirement policies, the Option shall expire on the date specified in subsection (d) above, unless the Committee sets an earlier expiration date on the Date of Grant. During the period following the Recipient's normal retirement and prior to the expiration of the Option, the Option may be exercised as to the number of Shares for which the Option could have been exercised on the retirement date, subject to any adjustment under Section 12 herein.

                  (I) TERMINATION OF SERVICE. If the Recipient ceases employment for any reason other than (i) death, (ii) disability, (iii) retirement (as described above), or (iv) termination by the Company for a reason other than Cause following a Change of Control, an Option granted to the Recipient will expire 90 days following the last day of the Recipient's employment with the



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Company, unless the Committee sets an earlier or later expiration date on the
Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the 90th day following the Recipient's last day of employment. During the period following the termination of the Recipient's employment and prior to the expiration of the Option, the Option may be exercised only for the number of Shares for which it could have been exercised on such termination date, subject to any adjustment under Section 12 herein. Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or Subsidiary,
(ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for Cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

                  (J) CHANGE OF CONTROL.

                           (1) If a Change of Control occurs, the Board may vote
to immediately terminate all Options outstanding under the Plan as of the date of the Change of Control or may vote to accelerate the expiration of the Options to the 10th day after the effective date of the Change of Control. If the Board votes to immediately terminate the Options, it shall make a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Change of Control.

                           (2) If at any time following a Change of Control the
Recipient's employment is terminated by the Company for a reason other than Cause, all unexercised Options that (i) are held by the Recipient on the date of such termination, (ii) have neither terminated nor expired in accordance with subsection (j)(1) above, and (iii) are not vested as of the date of such termination shall become fully vested and immediately exercisable as of the date of such termination and shall expire 90 days after the last day of employment, or, if earlier, on the date specified in subsection (d) above, unless the Committee sets an earlier or later expiration date on the Date of Grant or a later expiration date subsequent to the Date of Grant but prior to the 90th day following the Recipient's last day of employment.

                  (K) CONDITIONS REQUIRED FOR EXERCISE. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the Agreement. Furthermore, Options granted to Employees under the Plan shall be exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 10 of the Plan. Each Agreement shall specify any additional conditions required for the exercise of the Option.

                  (L) TEN PERCENT SHAREHOLDERS. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110% of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

                  (M) MAXIMUM OPTION GRANTS. The aggregate Fair Market Value determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.



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         7. METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (1) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (2) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (3) complies with such other reasonable requirements as the Committee establishes pursuant to Section 10 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. An Option granted under this Plan may not be exercised in increments of less than 100 Shares, or, if less, 100% of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

         8. LOAN FROM COMPANY TO EXERCISE OPTION. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Incentive Stock Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a Promissory Note and any other documents deemed necessary by the Committee.

         9. DESIGNATION OF BENEFICIARY. Each Recipient shall designate in the Agreement he executes, a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Agreements.

         10. TAXES; COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES; LEGENDS. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the Plan as a condition to the issuance of Shares upon Option exercise (whether to the Recipient or to his beneficiary).

         Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (a) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (b) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.



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         Each person who acquires the right to exercise an Option or to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

         With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

         11. ASSIGNABILITY. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of a Recipient, all rights of the Options are exercisable only by the Recipient.

         12. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted to Employees under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

         13. LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by a Recipient or other person due to the exercise of an Option.

         14. AMENDMENT AND TERMINATION OF PLAN. The Board may alter, amend, or terminate the Plan from time to time without approval of the shareholders of the Company The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other laws applicable to the Company, the Plan, Recipients or Employees. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under the Plan) shall be effective only with the consent of the Recipient of the Option or the holder currently entitled to exercise the Option.

         15. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

         16. DURATION OF PLAN. Options may be granted under this Plan only during the 10 years immediately following the effective date of this Plan.

         17. APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

         18. EFFECTIVE DATE. The effective date of this Plan shall be (i) January 1, 2002; or if later (ii) the earlier of the date on which the Board adopts the Plan or the date on which the Shareholders approve the Plan.



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